Exhibit 99.1

News

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Derek Leckow

Vice President

Investor Relations

(717) 849-7863

DENTSPLY International Inc Announces Expiration of and Increase of the Maximum Tender Cap for Previously Announced Notes Tender Offer

YORK, PA – December 11, 2015 — DENTSPLY International Inc. (“DENTSPLY”) (NASDAQ: XRAY) announced today that it has amended the terms of its previously announced offer for its 4.125% Notes due 2021 (CUSIP 249030AC1 / ISIN US249030AC11) (the “4.125% Notes”) by increasing the maximum tender cap for the 4.125% Notes from US$150,000,000 to US$153,876,000. The tender offer was made pursuant to the offer to purchase, dated October 29, 2015, and the related letter of transmittal, which set forth in more detail the terms and conditions of the tender offer. Aside from the increase in the maximum tender cap, all the other terms of the tender offer remain unchanged.

The tender offer expired at 11:59 p.m., New York City time, on December 10, 2015. The aggregate principal amount of 4.125% Notes validly tendered at the expiration date pursuant to the tender offer was US$153,876,000. DENTSPLY has accepted for purchase all such 4.125% Notes without proration. The obligation of DENTSPLY to accept for purchase the 4.125% Notes validly tendered pursuant to the tender offer was subject to, and conditional upon, the satisfaction or, where applicable, waiver of a number of conditions described in the offer to purchase. All such conditions have been satisfied or waived.

Payment for the 4.125% Notes validly tendered prior to the expiration date and accepted for purchase is anticipated to be made on December 11, 2015. Holders whose 4.125% Notes are accepted for purchase will receive the applicable consideration calculated by the Company in the manner set forth in the offer to purchase and announced by the Company on November 13, 2015.

DENTSPLY retained Citigroup Global Markets Inc. to serve as the sole dealer manager for the tender offer. Global Bondholder Services Corporation was retained to serve as the depositary and information agent with respect to the tender offer.

Additional Information

DENTSPLY International Inc. is a leading manufacturer and distributor of dental and other consumable medical device products. DENTSPLY believes it is the world’s largest manufacturer of consumable dental products for the professional dental market. For over 115 years, DENTSPLY’s commitment to innovation and professional collaboration has enhanced its portfolio of branded consumables and small equipment. Headquartered in the United States, DENTSPLY has global operations with sales in more than 120 countries.

Certain statements in this release contain information that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the use of terms such as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “assumes” and similar expressions identify forward-looking statements. All statements that address operating performance, events or developments that DENTSPLY expects or anticipates will occur in the future are forward-looking statements. Forward-looking statements are based on management’s current expectations and beliefs, and are inherently susceptible to uncertainty, risks and changes in circumstances that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Part I, Item 1A (“Risk Factors”) of our Annual Report on Form 10-K for the year ended December 31, 2014, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

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